Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Vicki Baker, Financial Relations Board	Darryl Cater, Media Relations Coordinator
(703) 796-1798	(630) 218-8000 x4896
vbaker@frbir.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION ANNOUNCES $150 MILLION OFFERING OF CONVERTIBLE SENIOR NOTES DUE 2026

OAK BROOK, Ill.  (November 6, 2006) – Inland Real Estate Corporation (NYSE: IRC) (the "Company") today announced that it has commenced an offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), subject to market conditions and other factors, of $150 million aggregate principal amount of convertible senior notes due 2026 (the "notes"), plus an additional $22.5 million aggregate principal amount of notes that may be issued, at the option of the initial purchasers solely to cover over-allotments, within thirteen days of the date on which the offering of the notes is priced.  The notes will be convertible into cash up to their principal amount with the remaining amount of the conversion value, if any, payable in cash or shares of the Company's common stock, at the Company’s option.  The interest rate, conversion rate and other terms of the notes will be determined by negotiations between the Company and the initial purchasers of the notes.

The notes and the shares of the Company's common stock, if any, issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.  This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer or solicitation or sale is unlawful.

The notes will be senior unsecured obligations of the Company.  The Company intends to use the net proceeds from the offering to repurchase concurrently with the closing of this offering up to $50 million of the Company's common stock, to repay indebtedness under its secured line of credit with Key Bank National Association and for general corporate purposes.

This press release may contain forward-looking statements.  Forward-looking statements are statements that do not reflect historical facts, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified the use of words such as "anticipates," "may," "will," "should," "could," "expects," "plans," "estimates,"  "intends," "believes," and similar expressions that do not relate to historical matters.  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, but are not limited to, risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K for the year ended December 31, 2005.  All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof.  The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.